SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 31, 2013
THOMAS PROPERTIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)
(Registrant's telephone number, including area code)
213-613-1900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
Thomas Properties Group, Inc., a Delaware corporation (the “Company”), through its operating partnership, Thomas Properties Group, L.P., a Maryland limited partnership (“TPG”), is the managing member of, and owns an interest in, TPG/CalSTRS, LLC, a Delaware limited liability company (“TPG/CalSTRS”), which is a joint venture with the California State Teachers' Retirement System, a public entity (“CalSTRS”). TPG/CalSTRS currently owns the following office properties: City National Plaza in Los Angeles, California; San Felipe Plaza in Houston, Texas; CityWestPlace, in Houston, Texas; Fair Oaks Plaza, in Fairfax, Virginia; and Reflections I and II in Reston, Virginia.

On July 31, 2013, TPG exercised its option to liquidate TPG/CalSTRS pursuant to the Redemption and Liquidation Option Agreement, dated as of July 16, 2013 (the “Option Agreement”), by and among TPG, CalSTRS and TPG/CalSTRS. Pursuant to the Option Agreement (a) TPG will make a capital contribution to TPG/CalSTRS of $163,837,514, subject to adjustment (the “Contribution Amount”), (b) TPG/CalSTRS will make a distribution to CalSTRS of all of the interests in the entity that owns City National Plaza, plus cash equal to the Contribution Amount, and (c) TPG/CalSTRS will make a distribution to TPG of all of the interests in the entities that own the other properties.
Under the Option Agreement, assets will be transferred in the liquidation on an "as is, where is" basis, subject to existing mortgage debt. The liquidation is subject to customary closing conditions and is subject to CalSTRS having entered into an agreement on its own behalf to sell City National Plaza to a third party, all conditions to closing under that agreement having been satisfied or waived, and the closing with the third party being scheduled to occur immediately following the liquidation of TPG/CalSTRS. Subject to the satisfaction or waiver of the closing conditions, the liquidation will occur no later than September 30, 2013.

The Company's press release, dated July 31, 2013, announcing its exercise of the option to liquidate TPG/CalSTRS, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

99.1 -	Press Release of Thomas Properties Group, Inc. dated July 31, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ DIANA M. LAING
Diana M. Laing
Chief Financial Officer
August 5, 2013